                           SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of the Securities
                       Exchange Act of 1934 (Amendment No.    )

          Filed by the Registrant [ ]
          Filed by a Party other than the Registrant [X]


          Check the appropriate box:

          [ ]  Preliminary Proxy Statement
          [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
          [X]  Definitive Proxy Statement
          [ ]  Definitive Additional Materials
          [ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
               Section 240.14a-12

                         WALLACE COMPUTER SERVICES, INC.
          .................................................................
                   (Name of Registrant as Specified In Its Charter)

                                GUY P. WYSER-PRATTE
          .................................................................
       (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


          Payment of Filing Fee (Check the appropriate box):

          [ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
               14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
          [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
          [ ]  Fee computed on table below per Exchange Act Rules
               14a-6(i)(4) and 0-11.

               1) Title of each class of securities to which transaction applies:

          .................................................................

               2) Aggregate number of securities to which transaction applies:

          .................................................................

               3)  Per unit price or other underlying value of transaction
          computed   pursuant to Exchange Act Rule 0-11 (Set forth the
          amount on which the filing fee is calculated and state how it was determined):

          .................................................................

               4)  Proposed maximum aggregate value of transaction:

          .................................................................

               5)  Total fee paid:

          .................................................................

          [X]  Fee paid previously with preliminary materials.

          [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

               1)   Amount Previously Paid:

          .................................................................

               2)   Form, Schedule or Registration Statement No.:

          .................................................................

               3)   Filing Party:

          .................................................................

               4)   Date Filed:

          .................................................................

                            SOLICITATION OF PROXIES
                             IN CONNECTION WITH THE
                      1996 ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                        WALLACE COMPUTER SERVICES, INC.
                            ------------------------

                                PROXY STATEMENT
                                       OF
                            MR. GUY P. WYSER-PRATTE
                            WYSER-PRATTE & CO., INC.
                                 63 WALL STREET
                            NEW YORK, NEW YORK 10005
                                 (212) 495-5350

                            ------------------------

     This Proxy Statement and the accompanying GOLD Annual Meeting proxy card are furnished in connection with the solicitation of proxies by Guy P. Wyser-Pratte ('Wyser-Pratte') of Wyser-Pratte & Co., Inc. ('WPC') to be used at the annual meeting of shareholders of Wallace Computer Systems, Inc., a Delaware corporation ('Wallace' or the 'Company'), to be held Wednesday, November 6, 1996, at the time and place indicated in the Wallace Proxy Statement, and any adjournments or postponements thereof (the 'Annual Meeting'). This Proxy Statement and the enclosed proxy card are first being sent to shareholders of Wallace ('Shareholders') on or about October 4, 1996. The solicitation is being made by Wyser-Pratte on behalf of Wyser-Pratte and WPC.

                         REASONS FOR THE PROXY CONTEST

     As a result of opposition from the Company's management and Board of Directors (the 'Board'), Moore Corporation Limited ('Moore') terminated its tender offer for the Company's stock on December 20, 1995 and abandoned its efforts to acquire the Company on August 6, 1996. The Board resisted the Moore offer despite the support of the offer by a majority of the Company's Shareholders. This support was evidenced by the tender of a majority of the shares of the Company's stock to Moore and the election to the Board of three Moore nominees (the 'Moore Directors') who supported the Moore offer.

     Wyser-Pratte believes that the Board's resistance to the Moore offer despite the support of the offer by a majority of the Company's Shareholders constituted a failure of the Company's corporate governance system. To assure that such a failure does not happen again, Wyser-Pratte now solicits your proxies (1) to elect to the Board three nominees (the 'Wyser-Pratte Nominees') who will seek to maximize shareholder value through the sale of the Company, or alternatively, through an expanded share repurchase program, and (2) to adopt two, separate proposals to amend the Company's By-laws (the 'Proposed By-laws') that would:

      require the Board of Directors to terminate defensive measures against a qualified cash tender offer after ninety days, unless the Shareholders voted to support the Board's policy of opposition to such offer (the 'Tender Offer By-law'); and

      elect not to be governed by Section 203 of the Delaware General Corporation Law (the 'Business Combination Statute') which, subject to certain exceptions, requires a business combination with a holder of 15% or more of the corporation's shares to be approved by an affirmative vote of the holders of 66 2/3% of the stock not owned by such shareholder (the 'Business Combination By-law').

     While the Tender Offer By-law could require the Board to terminate defensive measures against a qualified tender offer, whether or not such offer was advantageous for the Company's Shareholders, Wyser-Pratte believes that the adoption of such By-law is in the best interests of Shareholders because the Board would have an opportunity to convince Shareholders that the offer was not advantageous and that Shareholders should vote to give the Board the right to continue defensive measures. See

'Proposal to Amend the By-laws to Set a Time Limit on Certain Defensive Actions Unless Approved by Shareholders.' Similarly, while the Business Combination
By-law could facilitate a business combination with a 15% or greater shareholder, whether or not the transaction was advantageous for Shareholders, Wyser-Pratte believes that the adoption of this By-law is in the best interests of Shareholders because the Business Combination Statute discourages offers to acquire the Company's shares; and he believes that the Delaware 'entire fairness' doctrine provides adequate protection of the interests of the other shareholders in a business combination with a controlling shareholder. See 'Proposal to Amend the By-laws to Elect not to be Governed By the Business Combination Statute.'

     Moore's proxy statement for the 1995 annual meeting stated that 'the Moore Nominees support the sale of Wallace.' If the Moore Directors still support the sale of the Company, the election of the Wyser Pratte Nominees will create a Board majority in favor of maximizing shareholder value through the sale of the Company. However, the Moore Directors have joined the other members of the Wallace Board in opposing both the election of the Wyser-Pratte Nominees and the adoption of the Proposed By-laws. See 'Background and Recent Events.' As a result, Wyser-Pratte does not know whether the Moore Directors still support the sale of the Company. Subject to these uncertainties, the Wyser-Pratte Nominees, if elected, will seek to cooperate with the Moore Directors to maximize Shareholder value through the sale of the Company. See 'Proposals to Be Considered at the Annual Meeting, 1. Election of Directors.'

     As directors, the Wyser-Pratte Nominees would attempt to persuade the other directors to seek to maximize Shareholder value through the sale of the Company. The Wyser-Pratte Nominees would propose that the Board retain investment bankers to prepare offering materials and solicit proposals to acquire the Company for cash and/or securities. Except for these steps, Wyser-Pratte has no specific plans for selling the Company. Wyser-Pratte has not held any discussions or reached any arrangements or understandings with the Moore directors regarding cooperation to sell the Company.

     PLEASE SUPPORT OUR EFFORTS TO REFORM THE COMPANY'S CORPORATE GOVERNANCE SYSTEM AND TO MAXIMIZE SHAREHOLDER VALUE. YOU ARE URGED TO VOTE IN FAVOR OF EACH OF THE PROPOSALS BY PROMPTLY SIGNING, DATING AND MAILING THE GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

     ONLY YOUR LATEST-DATED PROXY WILL COUNT AT THE ANNUAL MEETING, THEREFORE, DO NOT SIGN ANY PROXY THAT MANAGEMENT MAY DELIVER TO YOU.

     If you have any questions concerning this Proxy Statement or need assistance in voting your Wallace Common Stock (the 'Common Stock'), feel free to call our proxy solicitor, Mackenzie Partners, Inc. toll-free at (800) 322-2885 or Eric Longmire, Senior Managing Director of WPC, at (212) 495-5357.

                          BACKGROUND AND RECENT EVENTS

     A little over one year ago, on July 30, 1995, Moore made a tender offer to purchase all of the outstanding shares of Wallace common stock, together with the associated preferred stock purchase rights, (the 'Shares'), at a price of $56 per share.

     Two weeks later, on August 15, 1995 the Board concluded that the Moore offer was inadequate, not in the best interests of the Company and the Shareholders and that, in the light of the Company's future prospects, the interests of Shareholders would be best served by the Company remaining independent.

     Then, on October 12, 1995 the Moore tender offer was amended to increase the price to $60 per share in cash (the initial and amended Moore tender offers are collectively referred to as the 'Offer').

     On October 17, 1995 the Board reached the same conclusions regarding the Offer and the policy of independence at $60 per share that they had reached in considering the Offer at $56 per share.

     Notwithstanding the Board's conclusions, approximately 73.5% of the Shares were tendered to Moore and not withdrawn as of November 3, 1995; and approximately 62.9% of the Shares were still tendered to Moore and not withdrawn as of December 12, 1995. Furthermore, five days later at the Annual Meeting of Shareholders held on December 8, 1995 the Shareholders elected to the Board three individuals who had been nominated by Moore and, according to Moore's proxy statement, were committed to taking such steps as were necessary to permit the Offer and a subsequent merger with Moore to proceed.

     On December 4, 1995, the United States District Court for the District of Delaware issued its opinion in the litigation between Moore and Wallace. The Court found that 'the Moore tender offer pose[d] a threat to Wallace that shareholders, because they are uninformed, will cash out before realizing the fruits of the substantial technological innovations achieved by Wallace,' and that the Board response to this threat of Shareholder action was reasonable because 'Shareholders, at the time of the Moore offer, were unable to appreciate the upward trend in Wallace's earnings . . .' The Court found further that the Board's refusal to redeem the poison pill was not coercive or preclusive, because the Board's decision did not discriminate among Shareholders and would 'have no effect on the success of the proxy contest.'

     Shortly thereafter, Moore determined that as a result of continued opposition from the Company's management and Board, the conditions to the Offer could not be satisfied and on December 20, Moore terminated the Offer, but stated that it remained interested in acquiring the Company. See 'The Moore Offer and the 1995 Proxy Contest' for a more detailed discussion of these events.

     On August 6, 1996 Moore announced that it would not pursue an acquisition of the Company. On August 7, 1996, Wyser-Pratte notified the Company of his intention to nominate Guy P. Wyser-Pratte, William M. Frazier and W. Michael Frazier (the 'Wyser-Pratte Nominees') for election as directors at the Company's Annual Meeting.

     On August 19, 1996 Wyser-Pratte filed preliminary proxy materials with the Securities and Exchange Commission to solicit proxies from the Company's Shareholders for the Annual Meeting.

     On September 5, 1996 Wyser-Pratte received a letter, signed by all the Wallace directors, stating that the Board would unanimously recommend that the Shareholders vote against the Wyser-Pratte Nominees and Wyser-Pratte's proposals for Shareholder action.

     Finally, on September 18, 1996, Wallace filed its preliminary proxy materials with the Securities and Exchange Commission. These materials included the statements that the Tender Offer By-law is 'invalid' and that if it is adopted by the Shareholders at the Annual Meeting, the Tender Offer By-law will 'not be given any effect by the Company.' Wyser-Pratte believes that these statements are false and misleading because the courts have not resolved the extent to which such shareholder-adopted by-laws may limit the authority of a board of directors to oppose, or to adopt or employ defensive measures against, takeover bids. See 'Proposal to Amend The By-laws to Set a Time Limit on Certain Defensive Actions Unless Approved by Shareholders.' On September 20, 1996, Wyser-Pratte commenced an action in the United States District Court for the Northern District of Illinois by filing a complaint against the Company, seeking a declaratory judgment that the Tender Offer By-law is valid as a matter of Delaware law, claiming that the Company's preliminary proxy materials falsely state that the Tender Offer By-law is invalid and seeking an injunction against further violations of the Securities and Exchange Act of 1934 by the Company.

     The closing price of the Shares on the New York Stock Exchange on October 2, 1996, after giving effect to the Company's July 29, 1996 two-for-one stock split (the 'Stock Split') was $28.50.

                YOU HAVE A SAY IN THE FUTURE OF YOUR INVESTMENT

           EXERCISE THAT RIGHT AND VOTE FOR THE WYSER-PRATTE NOMINEES
                       AND FOR THE WYSER-PRATTE PROPOSALS

                PROPOSALS TO BE CONSIDERED AT THE ANNUAL MEETING

                            1. ELECTION OF DIRECTORS
                             (ITEM 1 ON PROXY CARD)

     Wyser-Pratte believes that the response of management and the Board to the Moore acquisition proposal and the Offer represented a failure of the Company's corporate governance system.

     In tendering a majority of the Shares to Moore and electing the Moore Directors, the Shareholders showed that a majority of the Shareholders were opposed to the Board's policy of independence and did not consider the Offer coercive or hostile to the interests of Shareholders.

     Despite this demonstration of Shareholder sentiment, the Board continued to oppose the Offer and ultimately succeeded in defeating it, thereby acting toward the Shareholders in a manner that Wyser-Pratte considers hostile and coercive. The Board refused Moore's invitation to enter into acquisition negotiations, resisted the Offer, conducted litigation in opposition to the Offer and refused to satisfy the conditions to the Offer.

     The Court in the litigation between Moore and Wallace found that the Board's refusal to redeem the poison pill was not coercive or preclusive because the Board's decision did not discriminate among Shareholders and would 'have no effect on the success of the proxy contest. See 'Background and Recent Events.' With all due respect to the Wallace court, Wyser-Pratte believes that where, as here, a company has a staggered board, the ability to solicit proxies for the election of directors is not an effective remedy for a board's obstruction of a tender offer because a prospective acquiror must maintain its interest and continue its efforts through two annual meetings in order to gain control through proxy solicitations.

     The Board opposed the Offer -- at a cost of approximately $10,117,000 to the Company -- despite the fact that the original offering price of $56 a share (subsequently increased to $60) represented an 84% premium over the Company's share price on February 24, 1995 when Moore first contacted Wallace about an acquisition, and 42% over the 30-day average closing price, immediately prior to the tender offer, according to a letter from Moore to the Company. The Company conducted a classic 'just say no' defense, a policy that the Shareholders sharply repudiated by tendering a majority of the Shares to Moore and electing the Moore Directors. Wyser-Pratte believes it was wrong for the Board not to seek other more advantageous alternatives to the Offer. He also believes that the actions of management and the Board with respect to the Offer represent an egregious example of management entrenchment and demonstrate an unwillingness to take actions to enhance Shareholder value for all Shareholders when such actions conflict with management's interest in remaining in power.

     The Board currently consists of nine directors, three of whose terms will expire at the Annual Meeting. Wyser-Pratte believes that seven of these directors -- Messrs. Richard F. Doyle, William N. Lane, III, John C. Pope and Neele E. Stearns, Jr., as well as the Moore Directors, Messrs. Curtis A. Hessler, Albert W. Isenman, III and Robert P. Rittereiser -- are 'independent directors' based on the definition of an independent director as one who has not within five years either (i) been an officer or an employee of the Company or any of its affiliates or (ii) personally or as an officer, employee or member of an entity, provided goods or services to the Company as a supplier, attorney, investment or commercial banker, or otherwise (except for services rendered as a director) for which the Company paid consideration in excess of $10,000 in any year. Messrs. Robert J. Cronin and Theodore Dimitriou are not independent directors according to this definition because Mr. Cronin is an officer of the Company and Mr. Dimitriou was an officer of the Company until 1992. If elected to the Board, the Wyser-Pratte Nominees will seek to cooperate with the Moore Directors to maximize Shareholder value through the sale of the Company, subject to the questions that exist about whether the Moore Directors are still in favor of the sale of the Company. See 'Reasons for the Proxy Contest.'

     If the Company can not be sold on terms that the Wyser-Pratte Nominees, the other directors and the Shareholders consider advantageous, Wyser-Pratte would attempt to persuade the other directors to expand the Company's stock repurchase program to provide stockholders with an opportunity to sell a substantial amount of stock at a premium over current market prices. The Company stated in a press release dated June 6, 1996 that the Board had 'authorized the repurchase of up to $100 million of the Company's stock. Shares would be repurchased from time to time at the discretion of the Company at prices prevailing at the time of repurchase.' Wyser-Pratte believes that if the Company is not sold, it should repurchase at least $200 million of its stock (less amounts previously repurchased by the Company) in a structured repurchase program, such as a tender offer or 'Dutch Auction,' that would be designed to enable the Company to purchase this amount of stock at a substantial premium over current market prices in a relatively short period of time. The program would be implemented at the beginning of the 1998 fiscal year, which commences August 1, 1997.

     In a Dutch Auction, a company sets a target number or dollar amount of shares it intends to repurchase and a price range within which shareholders are invited to tender their shares to the company. Tendering shareholders specify the lowest price at which they are willing to sell the shares they have tendered. After the shareholders tender their shares, the company selects, based on the number of shares tendered at various prices within the range, the lowest single per share price (the 'Purchase Price') that will allow it to buy its target number or amount of shares. The company then purchases at the Purchase Price all shares tendered at or below the Purchase Price, with the number of purchased shares being prorated to the extent required.

     While the Company would have to borrow a substantial portion of the funds for the $200 million repurchase program, Wyser-Pratte believes that the Company could prudently incur $200 million or more in additional debt. With a $200 million stock repurchase program, the Company could, for example, repurchase 6,250,000 shares (13.7% of the outstanding shares) at a price of $32 per share (after giving effect to the Stock-Split). Wyser-Pratte selected a price of $32 per share, because that price would give stockholders a significant premium over current market prices without causing earnings dilution. Tables 1 and 2 show the financial effects of such a stock repurchase program on projected earnings per share and cash flow for the 1998 fiscal year, assuming that the program had been implemented at the beginning of the 1998 fiscal year and based on other assumptions stated in those Tables. The Tables use the Company's own earnings projections contained in the valuation report prepared by Goldman Sachs for the Board in connection with the Offer (the 'October 1995 Report'). This report was filed with the Federal District Court in Delaware in connection with the Moore-Wallace litigation. While Wyser-Pratte has no reason to believe that the Company's earnings projections used in the October 1995 Report are incorrect, there is no assurance that the Company will achieve these financial results. Wyser-Pratte obtained the October 1995 Report from public sources and did not request the permission of the Company or Goldman Sachs to use these earnings projections in his calculation of the financial effect of a $200 million share repurchase program.

     Based on the assumptions described in the footnotes to Tables 1 and 2, the $200 million repurchase program would increase earnings per share by $.08, and would result in a cash surplus, after debt service and dividends, of $36,100,000, in fiscal 1998.

     The analysis in Tables 1 and 2 is based on the projections in the October 1995 Report which did not contemplate that the Company would have any stock repurchase program. Because Wyser-Pratte does not know the amount of stock that will be repurchased in the Company's existing stock repurchase program or the prices at which these purchases will be made, he can not estimate the impact of that program on the figures shown in Tables 1 and 2. However, to the extent that the Company repurchases shares at or about current market prices (the closing price of the Common Stock on the New York Stock Exchange on October 1, 1996 was $28.25 per Share), such repurchases will tend to increase the Company's earnings per share and thereby reduce or possibly eliminate the positive impact on earnings per share of the repurchase program proposed by Wyser-Pratte. In addition, the Company's repurchase program would cause a smaller reduction in cash flow than would be caused by the repurchase program proposed by Wyser-Pratte. Table 3 shows the effect of the Company's stock repurchase program on earnings per share for the 1997 and 1998 fiscal years, assuming that the Company repurchases 3,540,000 shares at $28.25 per share at the beginning of the 1997 and 1998 fiscal years, respectively. The $28.25 price was selected because that was the closing price of the Company's stock on the New York Stock Exchange on October 1, 1996, and the Company has said that it would repurchase shares from time to time at prevailing market prices.

TABLE 1

     IMPACT OF $200 MILLION SHARE REPURCHASE PROGRAM ON EARNINGS PER SHARE
                 (ASSUMING PROGRAM IMPLEMENTED AUGUST 1, 1997)

                                                                                         1998 FISCAL     1998 FISCAL
                                                                                         YEAR WITHOUT     YEAR WITH
                                                                                          REPURCHASE      REPURCHASE
                                                                                           PROGRAM         PROGRAM
                                                                                         ------------    -----------
                                                                                         ($MILLIONS EXCEPT EARNINGS
                                                                                                 PER SHARE)

Earnings Before Taxes(1)..............................................................      169.30         169.30
Interest on Borrowings(2).............................................................                     (18.00)
Earnings Before Taxes After New Interest Expense......................................      169.30         151.30
Taxes on Earnings at 37.5%(3).........................................................      (63.49)        (56.74)
Earnings After Taxes..................................................................      105.81          94.56
Earnings per Share(4).................................................................        2.32           2.40

------------

(1) Based on management's projected pretax income for fiscal years ended July 31, 1998, as shown in the valuation report prepared by Goldman Sachs for the Board in connection with the Offer (the 'October 1995 Report')

(2) Assumes $200 million in borrowings at an interest rate of 9% per annum, which is the assumed interest rate on borrowings used in a summary of Management's Recapitalization Analysis in the October 1995 Report. Wyser-Pratte selected a price of $32 per share because that price would give stockholders a significant premium over current market prices without causing earnings dilution.

(3) Based on tax rate used in earnings projections in the October 1995 Report.

(4) Based on 45,582,000 shares outstanding before repurchase program in which 6,250,000 shares are repurchased, reducing outstanding shares to 39,332,000.

TABLE 2

                    CASH FLOW ANALYSIS OF REPURCHASE PROGRAM
                 (ASSUMING PROGRAM IMPLEMENTED AUGUST 1, 1997)

                                                                                                         1998 FISCAL
                                                                                                            YEAR
                                                                                                         -----------
                                                                                                         ($MILLIONS)

Cash Flow Before Repurchase Program(1)................................................................       82.5
Debt Service Payments(2)..............................................................................      (31.2)
Tax Savings(3)........................................................................................        6.8
Dividends(4)..........................................................................................      (22.0)
                                                                                                            -----
Cash Flow after Debt Service and Dividends............................................................       36.1

------------

(1) Based on projections of Free Cash Flows (before debt service and dividends) for fiscal year ending July 31, 1998 in Discounted Cashflow Analysis in the October 1995 Report. Free Cash Flow is defined in the October 1995 Report as Tax-Effected EBIT (earnings before interest), plus depreciation, plus or minus changes in working capital and long-term assets, less capital expenditures and acquisition.

(2) Based on level interest and amortization payments over a ten-year period on $200 million in borrowings at 9% per annum.

(3) Represents tax savings from interest payments of $18,000,000 based on 37.5% tax rate.

(4) Based on dividends of $.56 per share on 39,332,000 shares outstanding after repurchase program.

TABLE 3

                   IMPACT OF WALLACE'S EXISTING $100 MILLION
                 SHARE REPURCHASE PROGRAM ON EARNINGS PER SHARE

                                                                               1997                          1998
                                                            1997 FISCAL       FISCAL      1998 FISCAL       FISCAL
                                                            YEAR WITHOUT    YEAR WITH     YEAR WITHOUT    YEAR WITH
                                                             REPURCHASE     REPURCHASE     REPURCHASE     REPURCHASE
                                                              PROGRAM        PROGRAM        PROGRAM        PROGRAM
                                                            ------------    ----------    ------------    ----------
                                                                     ($MILLIONS EXCEPT EARNINGS PER SHARE)

Earnings Before Taxes(1).................................      139.50         139.50         169.30         169.30
Interest on Borrowings(2)................................                      (9.00)                        (9.00)
Earnings Before Taxes After New Interest Expense.........      139.50         130.50         169.30         160.30
Taxes on Earnings at 37.5%(3)............................      (52.31)        (48.39)        (63.49)        (60.11)
Earnings After Taxes.....................................       87.19          81.56         105.81         100.91
Earnings per Share(4)....................................        1.91           1.94           2.32           2.38

------------

(1) Based on management's projected pretax income for fiscal years ended July 31, 1997 and 1998, as shown in the valuation report prepared by Goldman Sachs for the Board in connection with the Offer (the 'October 1995 Report')

(2) Assumes $100 million in borrowings at an interest rate of 9% per annum, which is the assumed interest rate on borrowings used in a summary of Management's Recapitalization Analysis in the October 1995 Report.

(3) Based on tax rate used in earnings projections in the October 1995 Report.

(4) Based on 45,582,000 shares outstanding before repurchase program in which 3,540,000 shares are repurchased at $28.25 per Share, reducing outstanding shares to 42,042,000. The $28.25 price was selected because that was the closing price of the Company's stock on the New York Stock Exchange on October 1, 1996, and the Company has said that it would repurchase shares from time to time at prevailing market prices.

     Wyser-Pratte believes that his proposed repurchase program would be in the best interests of Shareholders because it would give Shareholders an opportunity to sell substantial amounts of their stock at prices above the current market price without adversely impacting the financial condition of the Company. The repurchase program announced by the Company, on the other hand, would at most be half the size of the program advocated by Wyser-Pratte and would only acquire shares at prices prevailing in the market from time-to-time. Wyser-Pratte will personally benefit from the repurchase program to the extent that he sells Shares under the program.

     In addition, the Wyser-Pratte Nominees, if elected, will also seek to have the Board review and report to Shareholders on the costs that the Company has incurred or will incur as a result of 'golden parachutes' and other contracts with management, as well as the fees that the Company has paid to its advisors in connection with its resistance to the Offer.

     ACCORDINGLY, WYSER-PRATTE PROPOSES THE ELECTION OF THE FOLLOWING NOMINEES TO THE BOARD:

                           THE WYSER-PRATTE NOMINEES

                                                                    PRESENT PRINCIPAL OCCUPATION AND
                    NAME, BUSINESS                                    PRINCIPAL OCCUPATIONS DURING
                   ADDRESS AND AGE                                  LAST FIVE YEARS; DIRECTORSHIPS(i)
------------------------------------------------------  ---------------------------------------------------------

Guy P. Wyser-Pratte (56) .............................  Mr. Wyser-Pratte is the President and Chief Executive
  Wyser-Pratte & Co., Inc.                              Officer of Wyser-Pratte Management Company and WPC,
  63 Wall Street                                        companies which are principally engaged in money
  New York, New York 10005                              management and event arbitrage, which he defines as
                                                        investment in securities whose value depends on uncertain
                                                        events, such as proposed mergers and acquisitions.
William M. Frazier (67) ..............................  Mr. William M. Frazier is a senior member of Frazier &
  Frazier & Oxley, L.C.                                 Oxley, Legal Corporation and President and Chief
  The St. James Mezzanine                               Executive Officer of the Old National Bank of Huntington,
  401 Tenth Street                                      Huntington, West Virginia. In 1992, served as a director
  Huntington, West Virginia 25727                       of the Van Dorn Company, a publicly owned corporation
                                                        which was sold to Crown Cork & Seal Co., Inc. in December
                                                        1992.
W. Michael Frazier (36)(ii) ..........................  Mr. Michael Frazier is a partner of Frazier & Oxley,
  Frazier & Oxley, L.C.                                 Legal Corporation.
  The St. James Mezzanine
  401 Tenth Street
  Huntington, West Virginia 25727

------------

  (i) Unless otherwise indicated, nominees' principal occupations have been their principal occupations for the preceding five years. No corporation or organization named in this table is a parent, subsidiary or other affiliate of the Company

 (ii) William M. Frazier is the father of W. Michael Frazier.

                            ------------------------

     Based on currently available public information, the election of the Wyser-Pratte Nominees as directors of Wallace requires a plurality of the votes cast by the holders of the Shares represented in person or by proxy at the Annual Meeting and entitled to vote in the election of directors, assuming a quorum is present at the Annual Meeting. Thus, assuming a quorum is present, the three persons receiving the greatest number of votes will be elected to serve as directors until the 1999 Annual Meeting. Non-voted shares with the respect to the election of directors will not affect the outcome of the election of directors. Shareholders will not be able to cumulate votes for the election of directors on Wyser-Pratte's form of proxy.

     Based on a review of documents filed with the Securities and Exchange Commission and other publicly available information, Wyser-Pratte believes that the election of the Wyser-Pratte Nominees may result in a 'Material Change' within the meaning of various of the Company's employee benefit plans and employment contracts, thereby entitling the participants in such plans and the individual parties to such contracts to receive various payments and benefits. See 'Change in Control' for a more detailed discussion of these employee benefit plans and contracts. Wyser-Pratte is not able, on the basis of publicly available information, to determine the aggregate dollar amount of such payments that would be triggered by such a change.

     There are no arrangements or understandings between the Wyser-Pratte Nominees and any other person pursuant to which the Wyser-Pratte Nominees were selected as nominees. The Wyser-Pratte Nominees will receive directors' fees upon their election as directors of the Company in accordance with the Company's current practice. Although Wyser-Pratte has no reason to believe that any of the Wyser-Pratte Nominees will be unable to serve as directors, if any one or more of the Wyser-Pratte Nominees is not available for election, the persons named on the GOLD Annual Meeting proxy card will vote for such other nominees as may be proposed by Wyser-Pratte. There may be a question as to whether Wyser-Pratte would be able to substitute nominees because Section 3.3 of the Company's by-laws provides that a shareholder may nominate a person for election as a director at a Shareholders meeting only by giving notice to the Company at least 90 days in advance of the meeting. In interpreting other shareholder notification by-laws, the Delaware courts have ruled that when there is a material change in circumstances after the period for shareholder nominations ends, corporations may be required to make an exception to such an advance notification requirement to give shareholders a fair opportunity to nominate directors. Hubbard v. Hollywood Park, 1991 Del. Ch. LEXIS (Jan. 14, 1991). Wyser-Pratte believes that if one of the Wyser-Pratte Nominees withdrew and Wyser-Pratte needed to make a new nomination to complete his slate, the withdrawal of such Nominee would constitute a material change in circumstances requiring the Company to allow Wyser-Pratte to make a new nomination so as to satisfy the Company's obligation to give Wyser-Pratte a fair opportunity to nominate directors.

     In order to give Shareholders a greater voice in the governance of the Company and to achieve a board of directors committed to the goal of maximizing Shareholder value, Wyser-Pratte recommends that you vote FOR the proposal to elect the Wyser-Pratte Nominees.

           SHAREHOLDER PROPOSALS RELATING TO THE SALE OF THE COMPANY

     Wyser-Pratte believes that to maximize Shareholder value, the Shareholders need to eliminate the Board's ability to block tender offers for the Company's shares for an unlimited period of time. The history of the Company during the past year illustrates, in Wyser-Pratte's view, the difficulty of changing corporate policy by soliciting proxies for the election of directors in a company with a staggered board and underscores the need for Shareholders to take direct action through by-law amendments.

     The Proposed By-laws would:

           require the Board of Directors to terminate defensive measures against a qualified cash tender offer after ninety days, unless the Shareholders voted to support the Board's policy of opposition to such offer (the 'Tender Offer By-law'); and

           elect not to be governed by Section 203 of the Delaware General Corporation Law (the 'Business Combination Statute') which, subject to certain exceptions, requires a business combination with a holder of 15% or more of the corporation's shares to be approved by 66 2/3% of the stock not owned by such shareholder (the 'Business Combination By-law').

     Based on publicly available information, adoption of the Resolution proposing the Tender Offer By-law requires a majority vote of the shares of stock represented and entitled to vote at the Annual Meeting, assuming a quorum is present at the Annual Meeting and (ii) adoption of the Resolution proposing the Business Combination By-law requires approval by a majority of the outstanding Shares, as provided in the Business Combination Statute. With respect to abstentions and broker non-votes, the shares will be considered present at the Annual Meeting, but since they are not affirmative votes for the Resolutions, they will have the same effect as votes against the Resolutions.

     While the Tender Offer By-law could require the Board to terminate defensive measures against a qualified tender offer, whether or not such offer was advantageous for the Company's Shareholders, Wyser-Pratte believes that the adoption of such By-law is in the best interests of Shareholders because the Board would have an opportunity to convince Shareholders that the offer was not advantageous and that Shareholders should vote to give the Board the right to continue defensive measures. See 'Proposal to Amend the By-laws to Set a Time Limit Unless Approved by Shareholders on Certain Defensive Actions.' Similarly, while the Business Combination By-law could facilitate a business combination with a 15% or greater shareholder, whether or not the transaction was advantageous for Shareholders, Wyser-Pratte believes that the adoption of this By-law is in the best interests of Shareholders because the Business Combination Statute discourages offers to acquire the Company's shares; and he believes that the Delaware 'entire fairness' doctrine provides adequate protection of the interests of the other shareholders in a business combination with a controlling shareholder. See 'Proposal to Amend the By-laws to Require a Shareholder Vote on Certain Defensive Actions.'

        2. PROPOSAL TO AMEND THE BY-LAWS TO SET A TIME LIMIT ON CERTAIN
               DEFENSIVE ACTIONS UNLESS APPROVED BY SHAREHOLDERS
                             (ITEM 2 ON PROXY CARD)

     Shareholders are asked to consider and vote upon a proposal to adopt the following amendment to the Company's By-laws, which would set a time limit on certain defensive actions unless approved by Shareholders:

     'RESOLVED, that the Shareholders hereby amend the Company's By-laws by adding a new Section 7.8, which shall read as follows:

          `If a fully financed tender offer is made to purchase all the Company's outstanding shares of Common Stock for cash at a price that is at least 25% greater than the average closing price of such shares on the New York Stock Exchange during the 30 days prior to the date on which such offer is first published or sent to security holders and the Board of Directors opposes such offer, the Board of Directors shall terminate all defensive measures against such offer at the end of the ninetieth day after such offer is first published or sent to security holders unless the Board of Directors' policy of opposition to such offer is approved by a vote of a majority of the shares of Common Stock present and entitled to vote on the subject matter at a meeting of shareholders which is held on or before such ninetieth day and at which a quorum is present; provided, however, that the Board of Directors shall not be required to terminate defensive measures against such offer at the end of such ninetieth day unless at such time the offer has an expiration date which is at least ten business days thereafter. Notwithstanding anything to the contrary contained in Section
     2.5 of the by-laws, unless the record date for such shareholders meeting was set prior to the date on which such offer was first published or sent to security holders, the record date for such meeting shall be at least five business days after the date on which the Company files its statement of position with respect to such offer in accordance with Rule 14e-2 of the Securities Exchange Act of 1934, as amended. At such time as it is required, pursuant to the first sentence of this by-law, to terminate defensive measures against such offer the Board of Directors shall redeem the outstanding Rights under the Rights Agreement dated as of March 14, 1990 between the Company and Harris Trust and Savings Bank, as Rights Agent, or any successor agreement. Prior to the end of such ninetieth day, unless the Board's policy of opposition to such offer has been approved by a shareholder vote as provided in this by-law, the Board of Directors shall take such reasonable actions as are necessary to preserve the possibility of satisfying the conditions to such offer after such ninetieth day. This
     Section 7.8 may only be amended or repealed by a shareholder vote pursuant to Section 7.1 of the By-laws.' '

     Wyser-Pratte believes that the Board's opposition to the Offer was a failure of the Company's corporate governance system because the Board resisted and ultimately defeated an offer that a majority of the Shareholders supported. If a substantial offer is made to acquire a company's Shares, the Shareholders, not the Board, should have the ultimate decision on whether to accept the offer. The Tender Offer By-law would assure that such Shareholder abuse does not happen again. If the Board decided to oppose a fully financed cash tender offer at a premium of at least 25% above the market price of the Shares during the preceding month, the Board would be required to terminate all defensive measures against such offer unless the Board's policy of opposition was approved by Shareholders within ninety days after the offer was made. The By-law follows an approach to tender offer regulation that is followed in Canada, the United Kingdom and other European Countries.

     The By-law only applies to offers of at least a 25% premium because Wyser-Pratte believes that a premium of this size is large enough to be worthy of consideration by Shareholders although the average acquisition premium in Wallace's industry is higher than 25%. While there can be no assurance that the Company will ultimately get a price higher than the initial offer, most acquisition bids attract competition that often leads to subsequent offers at a price higher than the initial offer or the initial bidder often raises its price.

     The By-law is limited to fully-financed offers because Wyser-Pratte believes that the availability of financing is the best evidence that an offer is serious and has a reasonable chance of being completed. Offers covered by the Tender Offer By-law are likely to be subject to conditions, other than financing, and in some instances offers may not be completed because of a failure to satisfy such other conditions;

but Wyser-Pratte believes that the termination of defensive measures against such offers would not be harmful to Shareholders because the Shareholders could evaluate for themselves the likelihood that such conditions will be satisfied and, on the basis of such evaluation, could decide to sell, hold or tender their shares.

     Wyser-Pratte believes that the provision for a Shareholder vote assures that the By-law will not be used to facilitate coercive offers. The Court in the Moore-Wallace litigation defined a coercive offer as 'an offer which has the effect of compelling Shareholders to tender their shares out of fear of being treated less favorably in the second stage.' If a majority of the Company's
Shareholders consider an offer coercive, the Board will be able to win Shareholder approval to continue defensive measures against the offer for more than ninety days.

     Based on his experience as an investor in target company securities, Wyser-Pratte believes that ninety days is normally sufficient time for a target company, seeking a higher offer, to complete the bidding process. However, circumstances could arise in which a board of directors seeking a higher offer was unable to complete the entire process of finding and closing an alternative transaction within the ninety-day period prescribed by the Tender Offer By-law. Similarly, if a board were trying to negotiate the terms of an acquisition with a prospective purchaser, the inability to resist a hostile tender offer by that purchaser beyond an initial ninety-day period could reduce the board's leverage to negotiate favorable terms for stockholders. Wyser-Pratte believes the ninety-day limit on defensive measures in the Tender Offer By-law need not prevent the Board from obtaining the best possible terms for stockholders in either of these situations, because the Board would be free to seek Shareholder approval to continue defensive measures for an additional period of time. However, given the time periods required to solicit proxies and possibly to call and hold a stockholders meeting, the Board would have to plan ahead to get such approval before the end of the ninety-day period; and if the Board failed to do so it is possible that under the Tender Offer By-law the Board would lose the power to take defensive measures against an offer that was not in the best interests of Shareholders.

     While Wyser-Pratte believes that the Tender Offer By-law is valid, he recognizes that the courts have not considered the validity of a by-law similar to the one proposed by this Resolution and, therefore, have not resolved the extent to which such shareholder-adopted by-laws may limit the authority of a board of directors to oppose, or to adopt or employ defensive measures against, takeover bids. Accordingly, it is uncertain whether the Tender Offer By-law would survive a Delaware court challenge.

     Wyser-Pratte believes that Section 109 of the Delaware General Corporation Law authorizes the enactment of the Tender Offer By-law. Section 109(a) gives stockholders the power to 'adopt, amend or repeal bylaws.' Section (109)(b) states: 'The by-laws may contain any provision, not inconsistent with law or with the certificate of incorporation, relating to the business of the corporation, the conduct of its affairs, and its rights or powers or the rights or powers of its stockholders, directors, officers or employees,' (emphasis added). In a review of the Delaware General Corporation Law, the Company's certificate of incorporation and by-laws Wyser-Pratte has not discovered any provisions that bar stockholders from adopting the Tender Offer By-law. He believes that Section 141(a) of the Delaware General Corporation Law does not bar the adoption of the Tender Offer By-law. That section states: 'The business and affairs of every corporation organized under this chapter shall be managed by or under the direction of a board of directors, except as may be otherwise provided in this chapter or in its certificate of incorporation.' (emphasis added). Wyser-Pratte believes that the adoption of the Tender Offer By-law is not inconsistent with Section 141(a) for two reasons. First, if Section 141(a) is read as granting the board of directors exclusive authority over the business and affairs of the corporation, that grant is qualified by the phrase 'except as may be otherwise provided in this chapter or in its certificate of incorporation.' This savings clause leaves room for the grant of authority in
Section 109 for stockholders to adopt by-laws, such as the Tender Offer By-law, which relate to the rights and powers of stockholders and directors. Second, Wyser-Pratte believes that any reading of Section 141(a) that invalidated the Tender Offer By-law would make meaningless Section 109's broad grant of authority for stockholders to adopt by-laws relating to the rights or powers of stockholders and directors.

     Wyser-Pratte also believes that the Tender Offer by-law does not conflict with Delaware case law dealing with the fiduciary duties of boards of directors. In certain cases, including the decision last year in the litigation between Moore and Wallace (see, 'Background And Recent Events'), courts interpreting Delaware law have, on the basis of particular facts presented, upheld reasonable defensive measures adopted by directors who, in good faith and upon reasonable investigation, believed that a hostile offer posed a danger to corporate policy and effectiveness, even though a majority of the stockholders may have tendered their shares. Wyser-Pratte believes that these cases do not support invalidating the Tender Offer By-law because in none of those cases was the board's discretion limited by a by-law previously adopted by stockholders pursuant to their powers under Section 109, nor did the court consider the stockholders' authority to adopt such a by-law. Wyser-Pratte believes it is inherent in the Delaware scheme of corporate law that while the board is entitled to exercise its judgment in responding to a tender offer or other takeover bid, its judgment must be exercised within the framework of statutes, charter provisions and by-laws which in certain instances limit the actions that directors may take even when the directors believe that their chosen course of action is in the best interests of stockholders.

     While the Board has the exclusive right to call special meetings of stockholders, pursuant to Article Eighth of the Certificate of Incorporation, Wyser-Pratte does not believe that the Tender Offer By-law conflicts with that provision. The fact that the Board's ability to continue defensive measures may be conditional on calling a special stockholders meeting does not mean that the Board is required to call such a meeting. If Shareholders receive a tender offer that is subject to the By-law, the Board may elect to discontinue defensive measures at the end of ninety days without calling a stockholders meeting; and, depending on the timing of the offer, the Board may be able to seek Shareholder approval at an annual meeting. Since it would be the Board's decision whether or not to call a special stockholders meeting, Wyser-Pratte believes the Tender Offer By-law is consistent with Article Eighth.

     On September 20, 1996, Wyser-Pratte commenced an action in the United States District Court for the Northern District of Illinois by filing a complaint against the Company, seeking a declaratory judgment that the Tender Offer By-law is valid as a matter of Delaware law, claiming that the Company's preliminary proxy materials falsely state that the Tender Offer By-law is invalid and seeking an injunction against further violations of the Securities and Exchange Act of 1934 by the Company.

     Wyser-Pratte   urges  you  to   vote  FOR  the   Resolution  proposing  the
Tender-Offer By-law to set a time limit on certain defensive actions unless approved by Shareholders.

              3. PROPOSAL TO AMEND THE BY-LAWS TO ELECT NOT TO BE
                  GOVERNED BY THE BUSINESS COMBINATION STATUTE
                             (ITEM 3 ON PROXY CARD)

     Shareholders are asked to consider and vote upon the following Resolution, amending the Company's By-laws to elect not to be governed by the Business Combination Statute:

          'RESOLVED, that pursuant to Section 203(b)(3) of the Delaware General Corporation Law, the Shareholders hereby amend the Company's By-laws by adding a new section 7.7 which shall read as follows:

             `The corporation shall not be governed by Section 203 of the Delaware General Corporation Law.' '

     The Business Combination Statute provides, in effect, that if any person acquires beneficial ownership of 15% or more of the Company's outstanding shares (thereby becoming an 'Interested Stockholder'), the Interested Stockholder may not engage in a business combination with the Company for three years thereafter, subject to certain exceptions. Among the exceptions are the Board's prior approval of such acquisition; the acquisition of at least 85% of the Company's shares (subject to certain exclusions) in the transaction in which such person becomes an Interested Stockholder; and the approval of such business combination by 66 2/3% of the outstanding stock not owned by the Interested Stockholder. The Company's Stockholders may, by a vote of a majority of the outstanding shares, adopt an amendment to the By-laws or Certificate of Incorporation electing not to be governed by the Business Combination Statute. Such amendment would become effective twelve months after adoption and would not be subject to amendment by the Board and would not apply to a business combination with a person who became an Interested Stockholder prior to the adoption of such amendment.

     THE FOREGOING IS A SUMMARY OF THE BUSINESS COMBINATION STATUTE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE THERETO. THE TEXT OF THE BUSINESS COMBINATION STATUTE IS ATTACHED HERETO AS EXHIBIT A.

     Wyser-Pratte believes the Business Combination Statute is inconsistent with the goal of maximizing shareholder value because the provision discourages offers to acquire the Company's shares by creating obstacles to second-stage mergers in which successful offerors acquire the remainder of the Company's shares. The Business Combination Statute has this effect because it requires the offeror to win the votes of a two-thirds super-majority of the minority shareholders to approve a second-stage merger unless the offeror acquired at least 85% of the Company's shares (subject to certain exclusions) in the transaction in which the offeror became an Interested Shareholder or unless such transaction was approved by the Board of Directors. If the Company were to opt out of the Business Combination Statute, there would be no specific vote of the minority shareholders required by statute to effect a second-stage merger. In such event, if Moore or one of its affiliates became an Interested Stockholder and proposed to acquire the remainder of the Company's shares in a second-stage merger which was not subject to the Business Combination Statute, it might be able to accomplish this transaction without the favorable vote of a majority of the minority shareholders. As a result an acquiror (including Moore or one of its affiliates, if Moore were to resume its efforts to acquire the Company) might be able to accomplish a second-stage merger which was opposed by a majority of the minority shareholders and which, such shareholders did not believe was in their best interests.

     However, Wyser-Pratte believes that the Company's remaining shareholders would not require the protection of the Business Combination Statute, because under Delaware law a second-stage merger with a controlling shareholder would have to satisfy the entire fairness test. This test requires the courts to conduct a comprehensive review of the fairness of such a transaction. Its scope has been described by the Delaware Supreme Court in Weinberger v. UOP, Inc. 457 A.2d 701 (Del. 1983): 'The concept of fairness has two basic aspects: fair dealing and fair price. The former embraces questions of when the transaction was timed, how it was initiated, structured, negotiated, disclosed to the directors, and how the approvals of the directors and shareholders were obtained. The latter aspect of fairness relates to the economic and financial considerations of the proposed merger, including all relevant factors: assets, market value, earnings, future prospects, and any other elements that affect the intrinsic or inherent value of a company's stock.' It is common practice for acquirors to satisfy this requirement by

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conditioning a second-stage  merger on approval  by a majority  of the  minority shareholders. In addition, if Article Ninth of the Certificate of Incorporation applied to the second-stage merger, it would be necessary for the acquiror to obtain the approval of a majority of the Disinterested Directors (as defined in Article Ninth), to obtain the vote of 80% of the Shares (including Shares owned by the acquiror) in favor of the transaction, or to pay a price that was equal to or greater than various benchmarks including the highest price paid for any Shares purchased by the acquiror during the two years prior to the public announcement of the second-stage merger.

     Wyser-Pratte urges you to vote FOR the Resolution proposing the Business Combination By-law to eliminate an obstacle to the acquisition of the Company by electing not to be governed by the Business Combination Statute.

                   THE MOORE OFFER AND THE 1995 PROXY CONTEST

     By letter on February 24, 1995, Moore sought to initiate discussions of a business combination between Moore and the Company and was advised that the Company was not interested in pursuing such discussions at that time. On July 30, 1995, Moore announced its intention to commence a tender offer for the Shares at a price of $56 per share. In a letter to Wallace, Moore stated that the offer represented a 42% premium over Wallace's most recent 30-day average closing price and an 84% premium over the Wallace share price on February 24 when Moore first approached Wallace. The Offer was conditioned upon, among other things, the Board's redemption of the Company's poison pill.

     On August 15, 1995, the Board concluded that the Offer was inadequate and not in the best interests of the Company and the shareholders and that, in the light of the Company's future prospects, the interests of shareholders would be best served by the Company remaining independent. Also on August 15, 1995, Wallace commenced litigation opposing the Offer.

     On July 31, 1995, Moore Corporation Limited ('Moore') and FRDK, Inc. ('FRDK') commenced an action in the United States District Court for the District of Delaware by filing a complaint (the 'Moore Action') against the Company and each of the directors of the Company, entitled Moore Corporation Limited and FRDK, Inc. v. Wallace Computer Services, Inc., et al. The Moore Action, as amended by the Amended and Supplemental Complaint filed on October 17, 1995, asserted, among other things, that the use of certain anti-takeover devices and other defensive measures by the Company was not proportionate nor within the range of reasonable responses to the tender offer made by FRDK, a wholly owned subsidiary of Moore, to purchase all outstanding shares of common stock of the Company, together with associated preferred stock purchase rights (the 'Rights') issued pursuant to the Rights Agreement, dated as of March 14, 1990 (the 'Rights Agreement'), at a price of $60 net to the seller in cash (the 'Offer'), and was in breach of the directors' fiduciary duties to the Company's shareholders. The Moore Action also asserted that the Offer and merger with FRDK or another wholly-owned subsidiary of Moore (the 'Proposed Merger') and proxy solicitation complied or would comply with all applicable laws and other obligations and sought a declaratory judgment that the Offer and the Proposed Merger and proxy solicitation complied with all applicable laws and other obligations.

     The Moore Action sought: (i) preliminary and permanent injunctive relief that would have prohibited the Company, its directors, officers and certain other related parties from taking steps to impede the ability of the Company's shareholders to consider and make their own determination as to whether to accept the terms of the Offer or give or withhold consent to the terms of the proxy solicitation, or taking any other action to thwart or interfere with the Offer, the Proposed Merger or the proxy solicitation; (ii) (a) to compel the Company's directors to redeem the Rights or amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger, and (b) preliminary and permanent injunctive relief that would have enjoined the Company, its directors, officers and certain other related parties from taking any action to implement and distribute the Rights and from taking actions pursuant to the Rights Agreement; (iii) (a) to compel the Company's directors to approve the Offer and the Proposed Merger for the purposes of Section 203 of the Delaware General Corporation Law ('Section 203'), and (b) preliminary and injunctive relief that would have enjoined the Company, its directors, officers and certain other related parties from taking any actions to enforce or apply
Section 203 that would have interfered with the Offer; and (iv) (a) to compel the Company's directors to approve the Offer and the Proposed Merger for purposes of Article Ninth of the Restated

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
Certificate of Incorporation of the Company ('Article Ninth'), and (b) preliminary and permanent injunctive relief that would have enjoined the Company, its directors, officers and certain other related parties from taking any actions to enforce or apply Article Ninth that would have interfered with the Offer.

     On August 15, 1995, the Company and each of the directors of the Company filed a Motion to Dismiss the Moore Action. On September 19, 1995, the United States District Court for the District of Delaware denied the Motion to Dismiss. On September 24, 1995, the Company and its directors filed an Answer and Counterclaim in the United States District Court for the District of Delaware in connection with the Moore Action. The counterclaim was brought against Moore, Bidder and Reto Braun, Chairman of the Board and Chief Executive Officer of Moore, and asserted (i) that the effect of the transactions contemplated by the Offer to Purchase may have been substantially to lessen competition in a relevant market and therefore violate Section 7 of the Clayton Act, 15 U.S.C.
Section 18; and (ii) that Moore, the Bidder, and Mr. Braun have made false and misleading statements of fact in connection with the Offer and their proxy solicitation materials. The counterclaim sought declaratory and injunctive relief that would have enjoined (i) Moore and the Bidder from acquiring any voting securities of the Company, and (ii) Moore, the Bidder and Mr. Braun from acquiring any shares of Common Stock of the Company until 60 days after they have fully complied with the Securities Exchange Act of 1934, as amended.

     On December 4, 1995, the United States District Court for the District of Delaware issued an Order and an Opinion. The Court found that 'the Moore tender offer pose[d] a threat to Wallace that shareholders, because they are uninformed, will cash out before realizing the fruits of the substantial technological innovations achieved by Wallace,' and upheld the Board's defensive measures as reasonable because '[s]hareholders, at the time of the Moore offer, were unable to appreciate the upward trend in Wallace's earnings . . .' Pursuant to the Order and Opinion, the Court denied Moore and the Bidder's motion for a preliminary injunction with respect to the breach of fiduciary claim. In addition, the Court denied Moore and the Bidder's motion to dismiss the Company's antitrust counterclaim. On January 23, 1996, the Court entered a final judgment dismissing all claims in the action with prejudice. On January 29, 1996, the Company filed a notice of appeal with the District Court in order to appeal the Court's dismissal of the Company's antitrust counterclaim described above. On August 20, 1996, the United States Court of Appeals for the Third Circuit, in light of Moore's stated decision not to proceed with the acquisition of the Company, issued an order dismissing the appeal as moot and remanding the action to the District Court for the dismissal of Wallace's antitrust claim. On August 22, 1996, the District Court implemented the Third Circuit's order, dismissing the Company's antitrust claim as moot.

     In addition to the Moore Action, the Company and its directors have been named as defendants in three purported class actions filed between July 31, 1995 and August 3, 1995 on behalf of the public shareholders of the Company in the Court of Chancery of the State of Delaware in and for New Castle County. These actions are entitled Koff v. Dimitriou, et al.; Laperriere v. Wallace Computer Services, Inc., et al.; and Pittman v. Dimitriou, et al. (collectively, the 'Shareholder Actions'). The complaints in the Shareholder Actions contain substantially similar allegations, and allege breach of fiduciary duty claims arising out of the proposal by FRDK to acquire the Company. The complaints in the Shareholder Actions also seek substantially similar relief, including declaratory and injunctive relief barring defendants from breaching their fiduciary duties to plaintiffs and the putative class members and from taking steps to impede any offer to acquire the Company, as well as damages in an unspecified amount.

     On September 22, 1995, the plaintiffs in the Koff and Laperriere actions filed an Amended Class Action Complaint which, among other things, consolidates the actions that those plaintiffs filed in the Court of Chancery of the State of Delaware. The Amended Class Action Complaint, among other things, seeks injunctive relief with respect to enforcement of certain amendments to the Company's Profit Sharing Plan and Profit Sharing Trust. On November 21, 1995, the plaintiffs in the Koff and Dimitriou actions filed a Second Amended Class Action Complaint in the Court of Chancery of the State of Delaware. The plaintiffs' counsel in the Shareholder Actions has extended the time in which the Company must answer or otherwise respond to the complaint until ten days from the date plaintiffs' counsel requests such a response.

     On October 12, 1995, Moore amended the Offer to increase the cash price for the Shares to $60 net per share. On October 17, 1995 the Board reached the same conclusions regarding the Offer and the policy of independence at $60 per share that they had reached in considering the Offer at $56 per share. As of November 3, 1995, a total of 16,698,706 shares, representing approximately 73.5% of the Shares before giving effect to the Stock Split, had been validly tendered and not withdrawn pursuant to the Offer, but the Offer was not consummated because the Poison Pill Conditions had not been satisfied or waived. On November 6, 1995, Moore extended the Offer until 12:00 Midnight, New York City time, on Monday December 11, 1995. On November 10, 1995, Moore distributed a proxy statement to Wallace shareholders soliciting proxies in connection with certain Moore proposals to be voted on at the 1995 annual meeting of Wallace shareholders scheduled for December 8, 1995. Moore solicited proxies for the following proposals:

          1. to elect the Moore Directors to the Board;

          2. to remove all of the members of the Board other than the Moore Directors;

          3. to amend the Wallace By-laws to fix the number of directors at five, rather than a number to be agreed upon by the Board from time to time; and

          4. to repeal each provision of the Wallace By-laws or amendments thereto adopted without shareholder approval after February 15, 1995 and before the annual meeting, including the By-law amendment creating a 60-day notice requirement applicable to shareholders desiring to bring business for consideration at a Wallace annual meeting.

     The Moore Directors were elected at the 1995 annual meeting. If, in addition, the Moore shareholder resolutions had been approved, the Moore Directors would have constituted a majority of a five member Wallace Board, and the Moore Directors, subject to the fulfillment of their fiduciary duties as directors of Wallace, would have been able to take action to satisfy the Poison Pill Conditions to enable the Offer to be consummated. However, while the Moore shareholder resolution relating to By-law amendments adopted without shareholder approval was approved by a vote of a majority of the Shares represented at the meeting, the other resolutions, which required the affirmative vote of 80% of the outstanding Shares, were not adopted. As a result, the Poison Pill Conditions were not satisfied, and on December 20, Moore terminated the Offer, but stated that it remained interested in acquiring the Company.

     On August 6, 1996, Moore announced that it would not pursue the acquisition of the Company.

                               CHANGE IN CONTROL

     Based on a review of documents filed with the Securities and Exchange Commission and other publicly available information, Wyser-Pratte believes that the election of the Wyser-Pratte Nominees may result in a 'Material Change' within the meaning of various of the Company's employee benefit plans and employment contracts, thereby entitling the participants in such plans and the individual parties to such contracts to receive various payments and benefits. Wyser-Pratte is not able, on the basis of publicly available information, to determine the aggregate dollar amount of such payments that would be triggered by such a change.

     According to Amendment No. 3 to Schedule 14D-9, the Board approved and adopted amendments on September 6, 1995 to the Wallace Computer Services, Inc. Employee Severance Pay Plan (the 'Employee Plan'), the Wallace Computer Services, Inc. Executive Severance Pay Plan (the 'Executive Pay Plan'), the
Wallace Computer Services, Inc. Executive Incentive Plan (the 'Executive Incentive Plan') and the Wallace Computer Services, Inc. Deferred Compensation/Capital Accumulation Plans for 1990, 1991, 1993, 1994 and 1995 (the 'Deferred Compensation Plans') (the Employee Plan, the Executive Pay Plan, the Executive Incentive Plan and the Deferred Compensation Plans are referred to collectively as the 'Benefit Plans') to increase the number of incumbent directors that must cease to be directors before a 'Material Change' shall occur under the Benefit Plans. The amendments provide that a 'Material Change' shall be deemed to have occurred when, among other things, individuals who, as of September 6, 1995, constitute the Board (the 'Incumbent Board') cease for any reason to constitute at least a majority of such Board; provided, however, that any individual who becomes a member of the Board subsequent to such date whose election, or nomination for election by the shareholders of

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
Wallace was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to be a member of the Incumbent Board; and provided further, that no individual whose election or initial assumption of office as a director of Wallace occurs as a result of an actual or threatened election contest (as such terms are used in Rule14a-11 of Regulation 14A promulgated under the Exchange Act) with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be a member of the Incumbent Board. The Board also approved and adopted an amendment to the Employee Plan to provide that the amount of the severance benefit payable upon certain terminations of employment as provided in the Employee Plan after the occurrence of a Material Change to certain participants, as designated by the Compensation Committee of the Board from time to time, shall be not less than one year of Annual Compensation (as defined in the Employee Plan). On September 6, 1995, the Compensation Committee designed 37 participants for this purpose. The Board also approved the reclassification of four employees that were not executive officers of Wallace from Level I Participants to Level II Participants under the Executive Pay Plan.

     On September 6, 1995, the Board approved and adopted Amendment No. 36 to the Wallace Computer Services, Inc. Profit Sharing and Retirement Plan (the 'Profit Sharing Plan') and Amendment No. 6 to the Wallace Computer Services, Inc. Profit Sharing and Retirement Trust Agreement (the 'Profit Sharing Trust') (collectively, the 'Amendments') which provide, among other things, that (i) each plan participant is allowed to give voting instructions, in the manner proscribed by the trustee, with respect to the number of Shares represented by such plan participant's proportionate interest in the trust under the Profit Sharing Plan and (ii) each plan participant is allowed to instruct the trustee regarding how to respond to a tender offer with respect to the numbers of Shares represented by such plan participant's interest in the trust under the Profit Sharing Plan. On September 6, 1995, the Board also authorized certain officers of Wallace to appoint on behalf of Wallace and independent institutional trustee to replace the current individual trustees under the Profit Sharing Trust with respect to the Shares held thereunder.

     On September 6, 1995, the Board approved and adopted Amendment No. 1 ('Amendment No.1') to the Wallace Computer Services, Inc. Long-Term Performance Plan (the 'LTP Plan'), which Amendment No. 1 added a provision relating to the treatment of awards in the event of a 'Material Change.' The definition of 'Material Change' as provided in the Amendment No. 1 is substantially similar to the definition of Material Change contained in the Employee Plan, the Executive Pay Plan and the Executive Incentive Pay Plan. Amendment No. 1 provides, among other things, that (i) a plan participant's accrued bonus balance under the LTP Plan would not be reduced below the amount of the plan participant's accrued bonus balance as calculated after inclusion of the plan participant's award, if any, for the Plan Year (as defined in the LTP Plan) immediately preceding the Plan Year during which the Material Change occurs and (ii) an individual who is a plan participant immediately prior to the occurrence of a Material Change (a 'Protected Participant') will be entitled to receive payment of such participant's accrued bonus balance if, at any time during the two-year period beginning on the date that the Material Change occurs, the Protected
Participant's employment with Wallace terminates, whether voluntarily or involuntarily, for any reason other than for Cause (as defined in Amendment No.
1) or on account of the Protected Participant's death or permanent disability (in which event the Protected Participant or his or her beneficiaries, as the case may be, are entitled to the benefits otherwise provided by the LTP Plan).

     According to Amendment No. 7 to the Schedule 14D-9, the Board approved and adopted on September 27, 1995, Amendment No. 37 ('Amendment No. 37') to the Wallace Computer Services, Inc. Profit Sharing and Retirement Fund, which Amendment No. 37 modified the definition of 'Material Change' to be substantially similar to the definition of Material Change contained in the Employee plan, the Executive Pay Plan, the Executive Incentive Plan and the LTP Plan.

     The Cronin Employment Agreement provides that Mr. Cronin be paid various payments and receive additional benefits upon the occurrence of certain events following a 'Material Change' (as defined therein).

     In 1996, the Company established the Wallace Computer Services, Inc. Benefit Trust (the 'Trust') to provide for the funding of certain plans and arrangements in the event of the occurrence of a

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
'Material Change' (as defined in the Trust). Under the Trust, a 'Material Change' includes the acquisition of beneficial ownership of 35% of more of the outstanding shares of the Common Stock, the election of directors representing one-half or more of the Company's Board of Directors of persons who were not nominated or recommended by the incumbent Board of Directors, or the occurrence of any other event or state of facts that the Board of Directors determines to constitute a 'Material Change' for purposes of the Trust. The election of two or more the Wyser-Pratte Nominees to the Board may constitute a Material Change under the Trust. The following plans and arrangements of the Company are subject to the Trust: the 1988, 1989, 1990, 1991, 1992, 1993, 1994, 1995, and 1996
Deferred Compensation/Capital Accumulation Plans, the Supplemental Profit Sharing Plan, the Supplemental Retirement Plan, the Executive Incentive Plan, the Long-Term Performance Plan, individual pension arrangements for certain executive officers and directors and benefits payable to retired directors under the Retirement Plan for Outside Directors.

                CERTAIN INFORMATION CONCERNING WYSER-PRATTE AND
                     OTHER PARTICIPANTS IN THE SOLICITATION

     Wyser-Pratte is President and Chief Executive Officer of Wyser-Pratte Management Company and WPC, which are principally engaged in money management and event arbitrage. The principal executive offices of WPC are located at 63 Wall Street, New York, New York 10005. Wyser-Pratte owns beneficially 1,057,000 shares of the Common Stock, representing approximately 2.3% of the 45,757,794 shares of Common Stock outstanding as of May 31, 1996, as reported in the Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 1996, after giving effect to the Stock Split. This includes (i) 8,000 shares owned directly by Wyser-Pratte and (ii) 1,049,000 shares owned by investment partnerships and other managed accounts for which affiliates of WPC are the general partner or investment manager. In non-discretionary accounts maintained with WPC, 44,000 shares of the Common Stock, representing less than 1% of the outstanding shares of Common Stock, are held by clients of WPC. Neither WPC nor Wyser-Pratte has any voting or investment power or authority with respect to shares of Common Stock held in such accounts. Both Wyser-Pratte and WPC disclaim beneficial ownership of such shares. Certain information about the directors and executive officers of WPC is set forth in Schedule I attached hereto. Other than Wyser-Pratte, no other officer of WPC owns any shares of Common Stock check. If the Wyser-Pratte Nominees are elected, Wyser-Pratte will ask the Board to have the Company reimburse him for costs and expenses incurred in connection with this proxy solicitation. Wyser-Pratte does not intend to request that his reimbursement request be submitted to a vote of Shareholders.

     Except as set forth in this Proxy Statement or in the Appendices hereto, to the best knowledge of Wyser-Pratte, none of Wyser-Pratte, any of the persons participating in this solicitation on behalf of Wyser-Pratte, the Wyser-Pratte Nominees, and any associate of any of the foregoing persons (i) owns beneficially, directly or indirectly, or has the right to acquire, any securities of the Company or any parent or subsidiary of the Company, (ii) owns any securities of the Company of record but not beneficially, (iii) has purchased or sold any securities of the Company within the past two years, (iv) has incurred indebtedness for the purpose of acquiring or holding securities of the Company, (v) is or has been a party to any contract, arrangement or understanding with respect to any securities of the Company within the past year, (vi) has been indebted to the Company or any of its subsidiaries since the beginning of the Company's last fiscal year or (vii) has any arrangement or understanding with respect to future employment by the Company or with respect to any future transactions to which the Company or any of its affiliates will or may be a party. In addition, except as set forth in this Proxy Statement or in the Appendices hereto, to the best knowledge of Wyser-Pratte, none of Wyser-Pratte, any of the persons participating in this solicitation on behalf of Wyser-Pratte, the Wyser-Pratte Nominees, and any associate or immediate family member of any of the foregoing persons has had or is to have a direct or indirect material interest in any transaction with the Company since the beginning of the Company's last fiscal year, or any proposed transaction, to which the Company or any of its affiliates was or is a party.

     None of the corporations or organizations in which the Wyser-Pratte Nominees have conducted their principal occupation or employment was a parent, subsidiary or other affiliate of the Company and the Wyser-Pratte Nominees do not hold any position or office with the Company or have any family relationship with any executive officer or director of the Company or have been involved in any legal proceedings of the type required to be disclosed by the rules governing this solicitation.

                                 VOTING RIGHTS

     According the Company's Quarterly Report on Form 10Q for the quarter ended April 30, 1996, at May 31, 1996, 45,757,788 shares of Common Stock were outstanding and entitled to vote, after giving effect to the Stock Split. Only holders of record as of the close of business on September 17, 1996 will be entitled to vote at the Annual Meeting. Wyser-Pratte intends to vote all shares of Common Stock beneficially owned by him in favor of each proposal set forth herein.

                              GENERAL INFORMATION

     This Proxy Statement and the accompanying GOLD Proxy Card are first being made available to shareholders on or about October 4, 1996. Executed Proxies will be solicited by mail advertisement, telephone, telecopier and in person. Solicitation will be made by Wyser-Pratte and Eric Longmire, Senior Managing Director of WPC neither of whom will receive additional compensation for such solicitation. Proxies will be solicited from individuals, brokers, banks, bank nominees and other institutional holders. Wyser-Pratte has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record. Wyser-Pratte will reimburse these record holders for their reasonable out-of-pocket expenses.

     In addition, Wyser-Pratte has retained Mackenzie Partners, Inc. ('Mackenzie') to solicit proxies in connection with the Annual Meeting for which Mackenzie will be paid a fee of approximately $75,000.00 and will be reimbursed for its reasonable expenses. Mackenzie will employ approximately 40 people in its efforts. Costs incidental to this solicitation include expenditures for printing, postage, legal and related expenses and are expected to be approximately $150,000.00. The total costs incurred to date in connection with this solicitation are not in excess of $175,000.00.

              OTHER MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

     According to the Company's 1996 Proxy Statement, the Company will ask shareholders to consider and vote upon the Board's nominees and a proposal to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for fiscal year 1997. Except as set forth in the Proxy Statement, Wyser-Pratte is not aware of other matters to be considered at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, Wyser-Pratte will vote his Common Stock and all proxies held by him in accordance with his best judgment with respect to such matters. Your attention is directed to the Company's 1996 Proxy Statement regarding the procedures for submitting proposals for consideration at the Company's 1997 Annual Meeting.

                CERTAIN OTHER INFORMATION REGARDING THE COMPANY

     Shareholders are referred to the Company's 1996 Proxy Statement with respect to the compensation and remuneration paid and payable and other information related to the Company's officers and directors, beneficial ownership of the Company's securities.

                             VOTING OF PROXY CARDS

     Shares of Common Stock represented by properly executed GOLD PROXY CARDS will be voted at the Annual Meeting as marked, and in the discretion of the persons named as proxies on all other matters as may properly come before the Annual Meeting, including all motions for an adjournment or postponement of Annual Meeting, unless otherwise indicated in the Proxy Statement.

     IF YOU WISH TO VOTE FOR THE PROPOSALS AND IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES ON ALL MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN THE PROVIDED POSTAGE-PAID ENVELOPE.

                         REVOCABILITY OF SIGNED PROXIES

     A proxy executed by a holder of the Company's Common Stock may be revoked at any time before its exercise by sending a written revocation of such proxy, by submitting another proxy with a later date marked on it or by appearing in person at the Annual Meeting and voting. A written revocation must clearly state that the proxy to which it relates is no longer effective and must be executed and delivered prior to the time that the action authorized by the executed proxy is taken. The written revocation may be delivered either to Wyser-Pratte or the Secretary of the Company. Although a written revocation or later dated proxy delivered only to Wallace will be effective, Wyser-Pratte requests that if a written revocation or subsequent proxy also be delivered to Wyser-Pratte so that he will be aware of such written revocation.

     THE RETURN OF A SIGNED AND DATED GOLD PROXY CARD WILL FULLY REVOKE ANY PREVIOUSLY DATED PROXY YOU MAY HAVE RETURNED. THE LATEST DATED PROXY IS THE ONE THAT COUNTS.

     YOUR VOTE IS IMPORTANT. IT WILL HELP DECIDE WHETHER THE SHAREHOLDERS WILL HAVE AN ADEQUATE VOICE IN THE AFFAIRS OF THE COMPANY. PLEASE MARK, SIGN AND DATE THE ENCLOSED GOLD PROXY CARD AND RETURN IT PROMPTLY IN THE PROVIDED POSTAGE-PAID ENVELOPE.

                                          GUY P. WYSER-PRATTE

     IF YOUR SHARES OF WALLACE COMMON STOCK ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK NOMINEE OR OTHER INSTITUTION, ONLY IT CAN SIGN A PROXY WITH RESPECT TO YOUR COMMON STOCK. ACCORDINGLY, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND GIVE INSTRUCTIONS FOR A PROXY CARD TO BE SIGNED REPRESENTING YOUR SHARES OF COMMON STOCK.

------------
If you have any questions about giving your proxy or required assistance, please contact our proxy solicitor, Mackenzie partners, Inc. toll-free at (800) 322-2885, or Eric Longmire, Senior Managing Director of WPC at (212) 495-5357.

                                                                       EXHIBIT A

     203. Business Combinations With Interested Stockholders. (a) Notwithstanding any other provisions of this chapter, a corporation shall not engage in any business combination with any interested stockholder for a period of 3 years following the time that such stockholder became an interested stockholder, unless:

          (1) prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

          (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

          (3) At or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     (b) The restrictions contained in this section shall not apply if:

          (1) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by this section;

          (2) the corporation, by action of its board of directors, adopts an amendment to its bylaws within 90 days of the effective date of this section, expressly electing not to be governed by this section, which amendment shall not be further amended by the board of directors.

          (3) the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by this section, provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or bylaws must be approved by the affirmative vote of a majority of the shares entitled to vote. An amendment adopted pursuant to this paragraph shall be effective immediately in the case of a corporation that both (i) has never had a class of voting stock that falls within any of the three categories set out in subsection (b)(4) hereof, and (ii) has not elected by a provision in its original certificate of incorporation or any amendment thereto to be governed by this section. In all other cases, an amendment adopted pursuant to this paragraph shall not be effective until 12 months after the adoption of such amendment and shall not apply to any business combination between such corporation and any person who became an interested stockholder of such corporation on or prior to such adoption. A bylaw amendment adopted pursuant to this paragraph shall not be further amended by the board of directors;

          (4) the corporation does not have a class of voting stock that is (i) listed on a national securities exchange, (ii) authorized for quotation on The NASDAQ Stock Market or (iii) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder;

          (5)  a stockholder becomes an interested stockholder inadvertently and
     (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (ii) would not, at any time within the 3 year period immediately prior to a business combination between the corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership;

          (6) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i)
     constitutes one of the transactions described in the second sentence of this paragraph; (ii) is with or by a person who either was not an interested stockholder during the previous 3 years or who became an interested stockholder with the approval of the corporation's board of directors or during the period described in paragraph (7) of this subsection (b); and (iii) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than 1) who were directors prior to any person becoming an interested stockholder during the previous 3 years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the corporation (except for a merger in respect of which, pursuant to section 251(f) of the chapter, no vote of the stockholders of the corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation (other than to any direct or indirect wholly-owned subsidiary or to the corporation) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; or
     (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the corporation. The corporation shall give not less than 20 days notice to all interested stockholders prior to the consummation of any of the transactions described in clauses (x) or (y) of the second sentence of this paragraph; or

          (7) The business combination is with an interested stockholder who became an interested stockholder at a time when the restrictions contained in this section did not apply by reason of any paragraphs (1) through (4) of this subsection (b), provided, however, that this paragraph (7) shall not apply if, at the time such interested stockholder became an interested stockholder, the corporation's certificate of incorporation contained a provision authorized by the last sentence of this subsection (b).

     Notwithstanding paragraphs (1), (2), (3) and (4) of this subsection, a corporation may elect by a provision of its original certificate of incorporation or any amendment thereto to be governed by this section; provided that any such amendment to the certificate of incorporation shall not apply to restrict a business combination between the corporation and an interested stockholder of the corporation if the interested stockholder became such prior to the effective date of the amendment.

     (c) As used in this section only, the term:

          (1) 'affiliate' means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

          (2) 'associate,' when used to indicated a relationship with any person, means (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock, (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

          (3) 'business combination,' when used in reference to any corporation and any interested stockholder of such corporation, means:

             (i) any merger or consolidation of the corporation or any direct or indirect majority-owned subsidiary of the corporation with (A) the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (a) of this section is not applicable to the surviving entity;

             (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of such corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;

             (iii) any transaction which results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of any stock of the corporation or of such subsidiary to the interested stockholder, except (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such, (B) pursuant to a merger under Section 251(g) of this title; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of such corporation subsequent to the time the interested stockholder became such, (D) pursuant to an exchange offer by the corporation to purchase stock made on the same terms to all holders of said stock, or (E) any issuance or transfer of stock by the corporation, provided however, that in no case under (C)-(E) above shall there be an increase in the interested stockholder's proportionate share of the stock of any class or series of the corporation or of the voting stock of the corporation;

             (iv) any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

             (v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subparagraphs (i)-(iv) above) provided by or through the corporation or any direct or indirect majority owned subsidiary.

          (4) 'control,' including the term 'controlling,' 'controlled by' and 'under common control with,' means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

          (5) 'interested stockholder' means any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the corporation, or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that the term 'interested stockholder' shall not include (x) any person who (A) owned shares in excess of the 15% limitation set forth herein as of, or acquired such shares pursuant to a tender offer commenced prior to, December 23, 1987, or pursuant to an exchange offer announced prior to the aforesaid date and commenced within 90 days thereafter and either (I) continued to own shares in excess of such 15% limitation or would have but for action by the corporation or (II) is an affiliate or associate of the corporation and so continued (or so would have continued but for action by the corporation) to be the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such a person is an interested stockholder or (B) acquired said shares from a person described in (A) above by gift, inheritance or in a transaction in which no consideration was exchanged; or (y) any person whose ownership of shares in excess of the 15% limitation set forth herein in the result of action taken solely by the corporation provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of paragraph (8) of this subsection but shall not include any other unissued stock of such corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

          (6)   'person'   means  any   individual,   corporation,  partnership,
     unincorporated association or other entity.

          (7) 'Stock' means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

          (8) 'Voting stock' means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity.

          (9) 'owner' including the terms 'own' and 'owned' when used with respect to any stock means a person that individually or with or through any of its affiliates or associates:

             (i) beneficially owns such stock, directly or indirectly; or

             (ii) has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person's affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person's right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

             (iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of clause (ii) of this paragraph), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

     (d) No provision of a certificate of incorporation or bylaw shall require, for any vote of stockholders required by this section a greater vote of stockholders than that specified in this section.

     (e) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all matters with respect to this section.

                                                                      SCHEDULE I

         INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF WPC
                    AND THEIR ADVISORS THAT MAY PARTICIPATE
                         IN THE SOLICITATION OF PROXIES

    The name, business address, and present principal occupation or employment of each of the directors and executive officers of WPC and its advisors and certain other employees and representatives of WPC that may participate in the solicitation of proxies are set forth below. Unless otherwise indicated, the principal business address of each director or executive officer of Wyser-Pratte & Co. is, 63 Wall Street, New York, NY 10005.

              PARTICIPANT DIRECTORS AND EXECUTIVE OFFICERS OF WPC

                                                                             PRESENT OFFICE OR OTHER
NAME                                                                    PRINCIPAL OCCUPATION OR EMPLOYMENT
----                                                                    ----------------------------------

Guy P. Wyser-Pratte..................................................      President
Eric Longmire........................................................      Senior Managing Director

                                                                     SCHEDULE II

    The following sets forth the name, business address and the number of shares of Common Stock of the Company owned beneficially by the participants in this solicitation of proxies, or their associates. No shares are held of record but not beneficially by the participants or their associates.

                                                           NUMBER OF SHARES OF COMMON
                         NAME &                             STOCK BENEFICIALLY OWNED
                    BUSINESS ADDRESS                          (SEPTEMBER   , 1996)       PERCENT OF COMMON STOCK
--------------------------------------------------------   --------------------------    -----------------------

William M. Frazier .....................................                1,000(2)                      (3)
  Frazier & Oxley, L.C.
  The St. James Mezzanine
  401 Tenth Street
  Huntington, West Virginia 25727
W. Michael Frazier .....................................                  600                         (2)
  Frazier & Oxley, L.C.
  The St. James Mezzanine
  401 Tenth Street
  Huntington, West Virginia 25727
Guy P. Wyser-Pratte ....................................            1,057,000(4)                   2.3
  Wyser-Pratte & Co., Inc.
  63 Wall Street
  New York, New York 10005

------------

(2) Mr. Frazier holds an additional 200 shares as nominee and disclaims any beneficial ownership of these shares.

(3) Less than 1%.

(4) Includes (i) 8,000 shares owned directly by Mr. Wyser-Pratte; and (ii) 1,049,000 shares owned by investment partnerships and other managed accounts for which affiliates of WPC are the general partner or investment manager. Another 44,000 shares are held in non-discretionary accounts at WPC. Wyser-Pratte disclaims beneficial ownership of these shares.

                                                                    SCHEDULE III

    The following tables set forth information with respect to all purchases and sales of Common Stock of the Company by Wyser-Pratte and his affiliates and the Wyser-Pratte Nominees during the past two years. (Except as set forth below, no participant in this solicitation has purchased or sold securities of the Company within the past two years.

             SHARES PURCHASED BY WPC FOR NON-DISCRETIONARY ACCOUNTS

             NO. OF SHARES
  DATE           SOLD           PRICE
---------    -------------     -------
08-14-95          5,000        59.1175
08-14-95          5,000        59.1175
08-14-95          2,000        59.0575
08-14-95          5,000        59.1175
08-14-95          1,000        59.1175
08-14-95          1,000        59.1175
09-13-95         10,000        58.0000
09-13-95         10,000        58.0000
09-21-95         10,000        57.1600
10-31-95          2,000        56.6875
10-31-95          1,000        56.7375
10-31-95          2,000        56.4635
10-31-95          1,000        56.7375
10-31-95          2,000        56.6875
10-31-95          2,000        56.7375
12-21-95          2,000        54.3548
12-21-95          1,000        54.3548
12-21-95          5,000        54.3548
12-21-95          5,000        54.2648
12-21-95          5,000        54.3548
12-21-95          1,000        54.3548
12-21-95          1,000        54.3548
01-11-96         11,000        53.5500
01-17-96         11,000        53.3000
01-22-96          5,000        54.7025
06-28-96          5,000        60.0132
06-28-96         10,000        60.0132
07-02-96          3,000        59.5250
07-10-96         10,000        58.7537
07-19-96          2,000        58.3500
07-22-96          4,000        57.2700

------------

* Shares purchased or sold before July 29, 1996 do not reflect the Stock Split.

               SHARES SOLD BY WPC FOR NON-DISCRETIONARY ACCOUNTS

             NO. OF SHARES
  DATE           SOLD           PRICE
---------    -------------     -------
02-21-96          5,000        54.9482
04-23-96          1,000        57.4231
05-07-96          5,000        59.0480
05-08-96          2,000        58.9690
05-08-96          1,000        58.9690
05-08-96          8,000        58.9690
05-08-96          1,000        58.9590
05-08-96          2,000        59.1840
05-08-96          1,000        59.1840
05-08-96          1,000        58.9590
05-09-96          2,000        59.0383
05-09-96          5,000        59.0383
05-09-96          5,000        59.0383
05-09-96          5,000        59.0383

                                                  (table continued on next page)

(table continued from previous page)

             NO. OF SHARES
  DATE           SOLD           PRICE
---------    -------------     -------
05-09-96          5,000        59.0383
05-09-96          5,000        59.0383
05-09-96          1,000        59.0383
05-09-96          1,500        59.0383
05-09-96          1,000        59.0383
05-09-96          1,500        59.0383
05-17-96          1,000        60.7080
05-20-96          5,000        60.6980
05-20-96          5,000        60.6980
05-20-96          5,000        60.6980
05-20-96          5,000        60.6980
05-21-96          1,000        60.6980
05-21-96            500        60.6980
05-21-96          1,000        60.6980
05-21-96            500        60.6980
05-21-96          1,000        60.6980

                  SHARES PURCHASED BY WPC FOR MANAGED ACCOUNTS

             NO. OF SHARES
  DATE         PURCHASED        PRICE
---------    -------------     -------
08-01-95          5,000        58.5200
08-09-95          7,300        59.0550
08-09-95          2,700        59.0600
08-09-95          3,400        59.0500
08-09-95          1,600        59.0700
08-09-95          2,000        59.0650
08-10-95         28,500        58.7196
08-10-95          6,100        58.7196
08-10-95          7,700        58.7146
08-10-95          3,600        58.7246
08-10-95          4,500        58.7246
08-11-95         25,900        58.8223
08-11-95          5,600        58.8223
08-11-95          7,000        58.8173
08-11-95          3,400        58.8273
08-11-95          4,100        58.8273
08-14-95         16,800        59.0475
08-14-95          3,900        59.0525
08-14-95          4,800        59.0425
08-14-95          2,100        59.0575
08-14-95          2,800        59.0525
08-17-95          2,500        58.8100
08-17-95          2,500        58.8100
09-06-95          4,500        58.0600
09-06-95          2,500        58.0600
09-06-95          3,000        58.0600
09-08-95          3,000        58.0600
09-08-95         10,100        58.0500
09-08-95          3,000        58.0600
09-08-95          3,100        58.0600
09-14-95          1,700        57.0300
09-14-95          4,000        57.0500
09-14-95          1,200        57.0350
09-14-95          2,100        57.0300
09-15-95         15,000        56.9262
09-15-95          6,300        56.9263
09-15-95          8,400        56.9562
09-15-95          4,200        56.9262
09-15-95          4,900        56.9263

                                                  (table continued on next page)

(table continued from previous page)

             NO. OF SHARES
  DATE         PURCHASED        PRICE
---------    -------------     -------
10-26-95          9,900        57.0550
11-03-95          4,800        57.7086
11-03-95          1,800        57.7186
11-03-95          2,200        57.7386
11-03-95            400        57.7686
11-03-95          1,400        57.7236
12-21-95         42,000        54.1248
12-21-95         11,100        54.1298
12-21-95         14,800        54,1548
12-21-95          3,200        54.1348
12-21-95          7,900        54,1298
12-21-95          8,600        54.1298
01-03-96         14,400        55.5200
01-11-96          9,900        53.6804
01-11-96          5,200        53.7104
01-11-96          1,200        53.6954
01-11-96          1,400        53.6954
01-12-96          2,900        53.4692
01-12-96          2,900        53.4692
01-12-96          1,700        53.4942
01-12-96          1,000        53.4842
01-12-96          1,500        53.4792
01-15-96          3,000        53.4000
01-15-96          2,000        53.4050
01-15-96          2,000        53.4250
01-15-96          1,000        53.4150
01-15-96          1,000        53.4150
01-17-96          5,300        53.2700
01-17-96          2,000        53.2800
01-17-96          2,000        53.2800
01-17-96          2,500        54.0250
01-18-96          2,500        54.0250
01-18-96          8,500        54.0500
01-18-96          1,200        54.0350
01-22-96         10,500        54.6725
01-22-96          8,400        54.6725
01-22-96          4,500        54.7025
01-22-96          1,100        54.6925
01-22-96          3,400        54.6775
01-22-96          1,300        54.6875
01-23-96          3,500        54.5250
01-25-96            800        54.8397
01-25-96         28,200        54.8447
01-26-96          3,100        54.9250
05-07-96         10,443        59.1200
06-28-96          1,600        59.7932
06-28-96          2,400        59.7882
07-11-96          8,157        59.8750
07-22-96          3,100        57.3000
07-23-96          2,000        57.8625
07-26-96          9,100        57.6283
07-26-96          5,900        57.6583
07-31-96            500        29.5650
07-31-96            500        29.5650
08-09-96         20,000        27.0500

                    SHARES SOLD BY WPC FOR MANAGED ACCOUNTS

             NO. OF SHARES
  DATE           SOLD           PRICE
---------    -------------     -------
05-06-96          5,000        59.0930
05-06-96          2,700        59.0930
05-06-96          2,300        59.0930
05-06-96          3,800        58.9430
05-06-96          5,600        58.9430
05-06-96            600        58.9430
06-06-96            100        60.4979
06-26-96          2,000        59.9780
06-26-96          4,500        59.9780
06-26-96            400        59.9780
07-31-96            500        29.4340

                   SHARES PURCHASED BY GUY P. WYSER-PRATTE(1)

             NO. OF SHARES
  DATE         PURCHASED        PRICE
---------    -------------     -------
08-14-95          2,000        59.0575
10-31-95          2,000        56.4635
07-22-96          4,000        57.2700

------------

(1) Wyser-Pratte's securities are contained in a margin account in the regular course of business of a broker in connection with the purchases listed in the table. As of October 2, 1996, $875,000 of this indebtedness was outstanding.

                       SHARES SOLD BY GUY P. WYSER-PRATTE

             NO. OF SHARES
  DATE           SOLD           PRICE
---------    -------------     -------
05-08-95          2,000        59.1835
05-08-96          1,000        56.1839
05-17-96          1,000        57.7079

                     SHARES PURCHASED BY W. MICHAEL FRAZIER

             NO. OF SHARES
  DATE         PURCHASED        PRICE
---------    -------------     -------

07-10-96            300        59.2566

                       SHARES PURCHASED BY W. M. FRAZIER

             NO. OF SHARES
  DATE         PURCHASED        PRICE
---------    -------------     -------

07-03-96            500        60.0835

                                   IMPORTANT

     Your proxy is important. No matter how many shares you own, please give Wyser-Pratte your proxy FOR the election of the Wyser-Pratte Nominees and FOR approval of the Wyser-Pratte Resolutions by:

          MARKING the enclosed GOLD Annual Meeting proxy card,

          SIGNING the enclosed GOLD Annual Meeting proxy card,

          DATING the enclosed GOLD Annual Meeting proxy card and

          MAILING the enclosed GOLD Annual Meeting proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

     If you have already submitted a proxy to Wallace for the Annual Meeting, you may change your vote to a vote FOR the election of the Wyser-Pratte Nominees or FOR the Wyser-Pratte Resolutions by marking, signing, dating and returning the enclosed GOLD proxy card for the Annual Meeting, which must be dated after any proxy you may have submitted to Wallace. Only your latest dated proxy for the Annual Meeting will count at such meeting.

     If you have any question or require any addition information concerning this Proxy Statement or the proposals by Wyser-Pratte, please contact Mackenzie Partners, Inc. at the address and telephone number set forth below.

     IF ANY OF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, BANK NOMINEE OR OTHER INSTITUTION, ONLY IT CAN VOTE SUCH SHARES AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. ACCORDINGLY, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT THAT PERSON TO EXECUTE THE GOLD ANNUAL MEETING PROXY CARD.

     If you have any questions or need assistance in voting your shares or changing your vote, please contact:

                             MACKENZIE PARTNERS, INC.

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         CALL TOLL-FREE (800) 322-2885

                                  APPENDIX A

GOLD PROXY
                        WALLACE COMPUTER SERVICES, INC.
               ANNUAL MEETING OF SHAREHOLDERS -- NOVEMBER 6, 1996

                 THIS PROXY IS SOLICITED BY GUY P. WYSER-PRATTE
                IN OPPOSITION TO THE WALLACE BOARD OF DIRECTORS

     The undersigned shareholder of Wallace Computer Services, Inc. ('Wallace') hereby appoints Eric Longmire, Daniel H. Burch, and Stanley J. Kay, Jr., each of them with full power of substitution, to vote all shares of Common Stock of Wallace that the undersigned is entitled to vote if personally present at the 1996 Annual Meeting of Shareholders of Wallace to be held on November 6, 1996, and at any adjournments or postponements thereof as indicated below and in the discretion of the proxies, to vote upon such other business as may properly come before the meeting, and any adjournment or postponement thereof. The undersigned hereby revokes any previous proxies with respect to matters covered by this Proxy.

        MR. WYSER-PRATTE RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3 AND 4.

1.  ELECTION OF DIRECTORS: Election of  Guy P. Wyser-Pratte, William W. Frazier,
W. Michael Frazier as directors whose terms expire at the Annual Meeting of Shareholders in 1999

[ ] FOR all nominees                     [ ] WITHHOLD AUTHORITY for all nominees

INSTRUCTION: To withhold authority to vote for the election of one or more of the persons nominated by Wyser-Pratte, mark FOR above and write the name(s) of the person(s) with respect to whom you wish to withhold authority to vote below:

          ------------------------------------------------------------

2. To set a time limit on certain defensive actions unless approved by Shareholders.

         [ ] FOR                 [ ] AGAINST                [ ] ABSTAIN

3. To elect not to be governed by the Business Combination Statute.

         [ ] FOR                 [ ] AGAINST                [ ] ABSTAIN

4. Ratification of Appointment of Arthur Andersen LLP as Independent Public Accountants of the Company.

         [ ] FOR                 [ ] AGAINST                [ ] ABSTAIN

This Proxy, when properly executed, will be voted in the manner marked herein by the undersigned shareholder. If no marking is made, this proxy will be deemed to be a direction to vote FOR Proposals 1, 2, 3 and 4 in the discretion of the proxies, to vote upon such other business as may properly come before the meeting, and any adjournment or postponement thereof.

                                                ________________________________
                                                (Date)
                                                ________________________________
                                                (Signature)
                                                ________________________________
                                                (Title)
                                                ________________________________
                                                (Signature, if held jointly)

                                                When  shares  are held  by joint
                                                tenants, both should sign.  When
                                                signing  an  attorney, executor,
                                                administrator,          trustee,
                                                guardian, corporate  officer  or
                                                partner,  please give full title
                                                as  such.   If  a   corporation,
                                                please sign in corporate name by
                                                President  or  other  authorized
                                                officer.   If   a   partnership,
                                                please  sign in partnership name
                                                by authorized person. This Proxy
                                                votes all  shares  held  in  all
                                                capacities.

                   PLEASE MARK, SIGN, DATE AND MAIL PROMPTLY